Contact:	Bob Gordon	Bob Cirabisi
	Public Relations	Investor Relations
	631-342-2391	631-342-4878
	bobg@ca.com	Robert.Cirabisi@ca.com

CA ANNOUNCES SETTLEMENT OF

CANOPY GROUP/CENTER 7 LITIGATION

ISLANDIA, N.Y., August 12, 2003 - Computer Associates International, Inc. (CA) today announced that it has reached an agreement with The Canopy Group and Center 7 to settle all claims in pending litigation between the parties.  The matter was being heard in the U.S. District Court in Utah.

The settlement will involve a cost to the company of approximately $40 million and will have an impact to earnings in the range of 2-3 cents per share.  It is expected that the settlement will be approved by the Court in the current quarter.  As part of the agreement between the parties, no other terms of the settlement will be disclosed.

CA said it was pleased to have resolved the matter amicably.

About CA

Computer Associates International, Inc. (NYSE:CA), one of the world's largest software companies, delivers software and services that enable organizations to manage their IT environments. Focus areas include network and systems management, storage and security management, portal and business intelligence, and application life cycle management.  Founded in 1976, CA is headquartered in Islandia, NY, and operates in more than 100 countries.  For more information on CA, please visit http://ca.com.

In addition to the historical information presented, certain statements in this release may constitute "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks and instability associated with changes in the company's business model; risks associated with changes in the way in which the company accounts for license revenue; the difficulty of making financial projections resulting from the significant percentage of CA's quarterly sales consummated in the last few days of the quarter; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the risks associated with integrating acquired businesses and technologies; the effects of war or acts of terrorism; dependency on large dollar licensing transactions; the outcome of pending or future governmental inquiries; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in filings with the Securities and Exchange Commission, which are available at www.sec.gov. CA assumes no obligation to update the information in this press release, except as otherwise required by law.

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© 2003 Computer Associates International, Inc.  One Computer Associates Plaza, Islandia, N.Y. 11749.  All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.